Exhibit 10(p)(8)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION PLAN

The American Jobs Creation Act of 2004 requires certain changes to plan provisions required by Section 409A of the Internal Revenue Code, and regulations thereunder. In order to comply with the requirements and clarify certain plan provisions, the plan is amended as follows:

1.  Due to the change of the Company’s name, Aluminum Company of America is replaced with Alcoa Inc. throughout.

2.  A new second paragraph is added to the Plan as follows:

Effective January 1, 2009, the AFL Deferred Compensation and Excess Plan, (which was created by the merger of the Alcoa Fujikura Ltd. Telecommunications Division Deferred Compensation Plan and Alcoa Fujikura Ltd. Deferred Compensation Plan effective January 1, 1993) (“AFL Plan”) is merged into this Plan and this Plan is the surviving plan. All Pre-2005 Credits from the AFL Plan and earnings thereon will continue to be treated as Pre-2005 Credits under this Plan. All Post-2004 Credits from the AFL Plan and earnings thereon, including all account balances of any Participant with less than three (3) years of Continuous Service as of January 1, 2005, will be treated as Post-2004 Credits under this Plan.

3.  Effective January 1, 2008, the definition of Beneficiary is amended by adding the following sentence:

Effective January 1, 2008, Beneficiary will also include any person or persons designated in writing by a Participant’s Beneficiary, to receive benefits in the event of the Participant’s Beneficiary’s death.

4.  Effective January 1, 2005, the word “retirement” is replaced with the defined term “Retirement” throughout.

5.  Effective January 1, 2009, the definition of Continuous Service is restated to terminate continuous service after 6 months for most absences as follows:

“Continuous Service” means, except as modified by the balance of this definition, the period of continuous employment with the Company, Subsidiary or Affiliate, either as a salaried employee or as an hourly-rated employee, subject to such rules as may be adopted from time to time by the Committee. Continuous Service shall terminate upon any quit, dismissal, discharge or any other termination of employment with the Company, Subsidiary or Affiliate; any determination by the Committee that employment with these entities has terminated shall be conclusive. Continuous Service upon reemployment does not include any

Continuous Service accrued prior to a termination of Continuous Service, except that if a Participant’s Continuous Service is terminated by reason of Retirement or a Nonforfeitable Circumstance, Continuous Service at the time of such termination shall be reinstated upon the date of his or her reemployment with the Company, a Subsidiary or Affiliate. Effective January 1, 2009, absences from such employment due to inactive status, sick leave, leave of absence or layoff shall constitute a termination of Continuous Service after such status has continued for 6 months, except to the extent the Participant has the legal right to be reemployed either through contract or statute. Effective as of July 1, 1998 all years of service accrued with Alumax, Inc. or any of its subsidiaries (“Alumax”) on and after June 16, 1998, by any Participant who was actively employed with Alumax on June 16, 1998, will be taken into account to determine Continuous Service.

6.  Due to the change in the name of the committee, the term “Inside Director Committee” is replaced with “Benefit Management Committee” throughout.

7.  Effective January 1, 2005, the definition of “Key Employee” is replaced with the following:

“Specified Employee” means a “specified employee” as defined under written guidelines adopted by the Company, which comply with Section 409A of the Internal Revenue Code and any regulations promulgated thereunder.

And any references to “Key Employee” are replaced with “Specified Employee” throughout.

8.  Effective January 1, 2005, a new definition of “Nonforfeitable Circumstance” is added as follows:

“Nonforfeitable Circumstance” means:

(a)	an absence from employment due to a reduction of the work force or layoff by the Company, Subsidiary or Affiliate due to lack of work; or

(b)	total and permanent disability as defined by Internal Revenue Code 409A and regulations thereunder; or

(c)	any termination of service or release instituted by a participating employer (including termination due to the sale of a Subsidiary) that is not due to a discharge or dismissal; or

(d)	a Participant has attained three years of Continuous Service; or

(e)	a Participant is eligible for Retirement; or

(f)	a Participant’s death.

9.  Effective January 1, 2005, a new definition of “Retirement” is added as follows:

“Retirement” means termination of employment after either:

(a)	becoming eligible for a normal or early retirement type under a qualified pension plan of the Company, a Subsidiary or Affiliate; or

(b)	if not eligible to participate in a qualified pension plan pursuant to the above subsection (a) , attaining either:

(i)	age 55 and completing 10 or more years of Continuous Service; or
(ii)	age 65 and completing three or more years of Continuous Service.

10.  The definition of “Savings Plan” is amended by replacing the first sentence with the following:

“Savings Plan” means the Alcoa Savings Plan for Non-Bargaining Employees, and/or the Alcoa Savings Plan for Subsidiary and Affiliate Employees, as they are now in existence or as hereafter amended.

11.  Effective January 1, 2005, a new sentence is added to the end of Section 3.1 as follows:

Effective January 1, 2005, elections for salary reductions must be received by the Plan in the year before such salary is earned, and such election is irrevocable.

12.  Effective January 1, 2005, a new sentence is added to the end of Section 3.3 as follows:

Effective January 1, 2005, such Incentive Compensation Deferral Credit elections must be received by the Plan at least 6 months before the end of the year in which they are earned, and such election is irrevocable.

13.  Effective January 1, 2009, a new sentence is added to Section 7.1 (b)(ii) as follows:

Effective January 1, 2009, such transfers from Alcoa Stock Fund may be made daily.

14.  Effective January 1, 2009, a new sentence is added to Section 7.1(c) (ii) as follows:

Effective January 1, 2009, such transfers from Alcoa Stock Fund may be made daily regardless of the Participant’s years of plan participation or length of time the Matching Company Credits have been in the Participant’s account.

15.  Effective January 1, 2008, the first paragraph of Section 8.1 is amended and restated as follows:

Except as otherwise specified in this Article VIII, the amount of Credits in a Participant’s account shall be distributed to the Participant upon his or her termination of Continuous Service, unless the Participant has the legal right to be reemployed either through contract or statute. If at the time of the distribution, the Participant’ has incurred a Nonforfeitable Circumstance, the Participant shall receive all Matching Company Credits and Employer Contribution Credits, which have been credited to his or her account. If the Participant has not incurred a Nonforfeitable Circumstance, the Participant will forfeit his or her right to receive all Matching Company Credits and Employer Contribution Credits contributed to his or her account.

16.  Effective January 1, 2009, the first word of the first paragraph of Section 8.3 “Prior” is replaced with: “For Pre-2005 Credits, prior”. Additionally, the last word of Section 8.3, “Participant” is replaced with “Eligible Employee” and the following is added as a new paragraph:

If a Participant has irrevocably elected to receive annual installments following Retirement or is receiving annual installments, for either Pre-2005 or Post-2004 Credits, and is subsequently reemployed by the Company on or after January 1, 2009, such annual installments shall continue regardless of reemployment or reinstatement of Continuous Service. Credits and Earnings Credits thereon accrued during the term of reemployment will be distributed separately upon subsequent termination.

17.  Effective January 1, 2009, the last sentence in Section 8.4 is replaced with the following:

In the event a Beneficiary dies prior to receiving all the annual installments which he or she is entitled to receive from this Plan, any remaining installments will be distributed as soon as administratively practical in a lump sum to the Beneficiary’s designated Beneficiary, or if there is no designated Beneficiary, then to the Beneficiary’s estate.

18.  Effective January 1, 2005, Section 8.6 is amended by adding the following: “except as provided in a qualified domestic relations order.”

19.  In all other respects, the Plan is ratified and confirmed.